UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Media General, Inc.

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April 10, 2008

Dear Fellow Employees,

We’ve received very positive responses about our March 19 letter on Harbinger, and I thought it might be useful to follow up and let you know how things are progressing.

As you know, Harbinger is attempting to displace three of our Directors and force three of its nominees onto our Board of Directors. And, as you also know, Harbinger cannot gain control of our Board under any circumstances.

Thanks to an investor forum held last week by our largest public stockholder, Mario Gabelli, we now understand a little more about what Harbinger thinks it’s doing. What is most evident, however, is how misguided it was for Harbinger to refuse to talk to us before they invested in Media General last June—or in the seven months that followed. Based on what we have heard, they would have benefited, and learned a lot about both the Company and our industry, from a meaningful conversation with us.

Harbinger clearly hasn’t taken the time to understand Media General, including our many strengths, our economic and industry challenges, and our strategies to leverage those strengths and meet those challenges. Instead, it’s proven that it has a very short-term focus. It proposes that we consider exiting entire markets, including Tampa—long one of our crown-jewel assets—and react in other knee-jerk ways, such as possibly cutting our dividend. This is a short-term mentality that, frankly, does affect much of corporate America. But, as you know, it is not the way we run Media General. We are indeed fortunate to have a dual-class stock ownership structure, so that such a short-term and misguided agenda can be seen for what it is, and can be thoughtfully compared to our carefully developed, long-term focus on building long-term value for all stockholders.

Still, I know that all of this is distracting and perhaps even somewhat disturbing for you, and I regret that. It also sometimes generates questions. Some inquiries we’ve received over the last several days involve what employees should do when they receive Harbinger’s proxy materials. As a reminder, the Harbinger proxy materials are being mailed by Harbinger to our

401(k) participants with a green proxy voting card; the Media General materials always are mailed with a plain, white card.

You may well find it instructive to read the Harbinger proxy statement, and I encourage you to do so. But after that, I would strongly suggest you simply throw out everything that Harbinger has sent to you. Voting to “withhold” for the Harbinger nominees, for example, only cancels any earlier vote you may have made FOR the Company’s nominees.

If you’ve already marked and returned a green Harbinger proxy card, or if you’ve otherwise voted even to “withhold” on the Harbinger nominees, there is an easy way to change your vote. We’ll soon be mailing more white proxy cards to all Media General stockholders. As soon as you receive those new voting instructions, please send back the white card, marked FOR all of the Company’s nominees, or simply call the toll-free number that’s listed on the card, or take advantage of the Internet voting procedures that you’ll also find described there.

Your vote FOR the Company’s Directors is important.

The Board of Directors and I thank you for your careful attention. We also thank you for making a difference every day and for providing outstanding service to our readers, viewers, users and advertisers. That is the right way to build shareholder value for all of us, and we are grateful for all you are doing to stay focused and make Media General a better, stronger company.

Yours sincerely,

Marshall N. Morton
President and Chief Executive Officer